EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports Second Quarter 2018 Results

•	Total Revenues $927.9 Million, Diluted EPS $0.54

•	Non-GAAP Diluted EPS $0.84; Up 24%

•	Progressive Leasing Revenues Up 29%; Invoice Volume Up 25%

•	Aaron's Business Lease Revenues and Fees Up 5.1%

•	Reaffirms 2018 Annual Guidance

ATLANTA, July 26, 2018 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three and six months ended June 30, 2018.
“The second quarter built on the strong results we are realizing from our strategic investments,” said John Robinson, Chief Executive Officer. “We served a record number of customers across our platforms, achieved a double-digit gain in consolidated revenue and increased adjusted EBITDA compared to the prior year. We’re encouraged by our momentum as we enter the second half and believe we remain on track to achieve our financial objectives for the year.”
“Progressive delivered another quarter of outstanding revenue and profit growth,” continued Mr. Robinson. “The team continues to optimize performance across a large base of existing retail doors which is positively impacting revenue and profitability. Progressive's lease pools are performing in line with our expectations, and we’re excited about our pipeline of potential retail partners.”
“The Aaron’s Business continued to see improvement in a number of key metrics in the quarter, notably, higher year-over-year recurring revenue written into the lease portfolio and expanding lease margins. In addition, we’re encouraged by the progress of our business transformation initiatives and we continue to invest to improve our omnichannel platform.”
“During the quarter, we returned $50 million of capital to shareholders through share repurchases and ended the quarter with $94 million in cash and net debt to capitalization of 8.9%. Early in the third quarter, we strengthened our omnichannel business with the acquisition of several Aaron’s franchisees across a number of attractive markets. After these acquisitions, we remain conservatively capitalized with ample liquidity to support our strategic objectives,” concluded Mr. Robinson.
Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Progressive Leasing’s virtual lease-to-own business (“Progressive Leasing”); 2) Aaron’s branded Company-operated and franchised lease-to-own stores, our Aarons.com e-commerce platform and Woodhaven, the Company’s furniture manufacturing operations (collectively, the “Aaron’s Business”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business.
For the second quarter of 2018, Company revenues were $927.9 million compared with $815.6 million for the second quarter of 2017. Net earnings were $38.5 million compared with $36.3 million in the prior year period. Diluted earnings per share were $0.54 compared with $0.51 a year ago. The effective tax rate for the second quarter of 2018 was 23.0% compared with 36.2% for the prior year period, primarily due to the lower tax rates provided under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).
On a non-GAAP basis, net earnings for the second quarter of 2018 were $59.6 million compared with $48.5 million for the same period in 2017, and non-GAAP earnings per share assuming dilution were $0.84 in the second quarter of 2018 compared with $0.68 for the same quarter in 2017.

For the second quarter of 2018, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing and one of the 2017 franchisee acquisitions, a reversal of restructuring charges for the Aaron’s Business and charges and expenses related to the full impairment of the Company's investment in PerfectHome. The Company invested in PerfectHome, a U.K. rent-to-own business in 2011. In July 2018, PerfectHome entered into the U.K.'s insolvency process and was subsequently acquired by its senior secured lender. As a result, the Company believes it will not receive any further payments on its subordinated secured notes investment and recorded a full impairment and related expenses of approximately $22 million in the second quarter. For the second quarter of 2017, non-GAAP earnings results exclude the effects of Progressive Leasing amortization and Aaron’s Business and DAMI restructuring charges.
Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $97.0 million for the second quarter of 2018, compared with $95.7 million for the same period in 2017. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
During the first six months of 2018, revenues increased 13.4% to $1.9 billion compared with $1.7 billion for the prior year period. Net earnings were $90.7 million versus $89.6 million for the first six months last year. Diluted earnings per share were $1.27 compared with $1.24 for the first six month period in 2017. The effective tax rate for first six months of 2018 was 22.3% compared with 35.8% for 2017.
On a non-GAAP basis, net earnings for the first six months of 2018 were $118.1 million compared with $106.3 million for the same period in 2017, and non-GAAP earnings per share assuming dilution were $1.65 compared with $1.48 for the same six month period in 2017.
Non-GAAP net earnings and non-GAAP diluted earnings per share for 2018 exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing and one of the 2017 franchisee acquisitions, restructuring charges for the Aaron’s Business, tax effects related to a Tax Act adjustment, and charges and expenses related to the full impairment of the Company's investment in PerfectHome. Non-GAAP earnings results for 2017 exclude the effects of Progressive Leasing amortization and Aaron’s Business and DAMI restructuring charges. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.

Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $191.1 million for the six months ended June 30, 2018 compared with $205.1 million for the same period in 2017.
The Company generated $266.8 million in cash from operations during the six months ended June 30, 2018 and ended the second quarter with $94.3 million in cash, compared with a cash balance of $51.0 million at the end of 2017. The increase in cash is due primarily to cash from operations offset by common stock repurchases and an aggregate of $96.2 million of debt amortization. The common stock repurchased during the second quarter of 2018 totaled 1,233,670 shares for $50.0 million. The Company has authorization to purchase an additional $431.6 million of its common stock.
Progressive Leasing Results
Progressive Leasing’s revenues in the second quarter of 2018 increased 29.5% to $483.7 million from $373.5 million in the second quarter of 2017. Progressive Leasing's revenues in the first six months of 2018 increased 31.2% to $970.2 million from $739.6 million for the same period of 2017. Invoice volume increased 24.7% in the quarter, driven by a 17.6% increase in invoice volume per active door and a 6% increase in active doors, to approximately 20,000. Progressive Leasing had 758,000 customers at June 30, 2018, a 17.3% increase from June 30, 2017.
Earnings before income taxes for Progressive Leasing were $44.6 million and $79.6 million for the three and six months ended June 30, 2018, compared with $38.2 million and $74.0 million for the same periods a year ago. EBITDA for the second quarter and first six months of 2018 was $55.8 million and $102.0 million, respectively, compared with $50.1 million and $98.6 million for the same periods of 2017. As a percentage of revenues, EBITDA was 11.5% and 10.5%, respectively, for the second quarter and first six months of 2018 compared with 13.4% and 13.3% for the same periods in 2017. The provision for lease merchandise write-offs was 6.7% of revenues in the second quarter of 2018, compared with 5.5% in the same period of 2017. Bad debt expense as a percentage of revenues in the second quarter of 2018 was 10.3% compared with 9.7% in the same period of 2017.

The Aaron’s Business Results
For the second quarter of 2018, total revenues for the Aaron’s Business increased 0.3% to $435.0 million from $433.6 million in the second quarter of 2017. Revenues for the first six months of 2018 decreased 1.1% to $893.7 million compared with $903.9 million from the same period a year ago.
Lease revenue and fees for the three and six months ended June 30, 2018 increased 5.1% and 3.3% compared with the same periods in 2017. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 22.9% and 23.1% for the three and six month periods ended June 30, 2018 compared with the same periods of the prior year. The decline is attributed primarily to the reduction in non-retail sales resulting from the franchisee acquisitions completed in fiscal years 2017 and 2018.
Earnings before income taxes for the Aaron’s Business were $7.7 million and $40.8 million for the three and six months ended June 30, 2018, compared with $21.5 million and $70.1 million for the same periods a year ago. The decrease was primarily due to charges related to the full impairment of the Company's investment in PerfectHome and increased operating expenses related to franchisee acquisitions completed over the prior twelve months and investments in business transformation initiatives. Adjusted EBITDA for the three and six months ended June 30, 2018 was $42.4 million and $90.4 million compared with $46.7 million and $107.9 million for the same periods in 2017. As a percentage of revenues, Adjusted EBITDA was 9.7% and 10.1% for the three and six months ended June 30, 2018, respectively, compared with 10.8% and 11.9% for the same periods last year. Write-offs for damaged, lost or unsaleable merchandise were 4.0% of revenues in the second quarter of 2018 compared with 3.6% for the same period last year.
Same store revenues (revenues for Company-operated stores open for the entirety of the second quarter of 2018 and 2017) decreased 1.8% during the second quarter of 2018, compared with the second quarter of 2017. Customer count on a same store basis was down 4.3% during the second quarter of 2018. Company-operated Aaron’s stores had 956,000 customers at June 30, 2018, a 2.6% increase from 2017.

At June 30, 2018, the Aaron’s Business had 1,179 Company-operated stores and 530 franchised stores. During the second quarter of 2018, the Company acquired three franchised stores and consolidated six Company-operated stores. Additionally, no franchised stores opened and two franchised stores closed. During July 2018, the Company acquired 90 Aaron's-branded franchised stores from three franchisees for an aggregated purchase price of $126.8 million. The acquisitions are expected to benefit the Company's omnichannel platform through added scale, strengthening its presence in certain geographic markets, and enhanced operational control to execute our business transformation initiatives.
DAMI Results
DAMI’s revenues for the three and six months ended June 30, 2018 were $9.2 million and $18.8 million versus $8.5 million and $16.7 million for the same periods of 2017. DAMI’s loss before income taxes was $2.3 million and $3.6 million for the three and six months ended June 30, 2018, compared with a loss before income taxes of $2.7 million and $4.5 million for the same periods in 2017. DAMI’s pre-tax, pre-provision loss was $1.4 million and $3.5 million for the three and six months ended June 30, 2018 compared with $0.9 million and $2.1 million for the same periods a year ago.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes, adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

Significant Components of Revenue
Consolidated lease revenues and fees for the three and six months ended June 30, 2018 increased 17.8% and 17.4%, respectively, over the same prior year periods. Franchise royalties and fees decreased 5.5% in the second quarter of 2018 and 7.5% for the first six months of 2018, compared with the same periods a year ago. The decrease in franchise royalties and fees was the combined result of the lower number of franchised stores and decreases in revenues generated by the Company’s franchisees. Franchisee revenues totaled $158.1 million in the six months ended June 30, 2018, a decrease of 23.6% from the same period for the prior year. Same store revenues for franchised stores were down 2.7% and same store customer counts were down 4.5% for the second quarter of 2018 compared with the same quarter in 2017. Franchised stores had 386,000 customers at the end of the second quarter of 2018. Revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or the Company. With the exception of the same store metrics, the year-over-year comparisons presented above are not adjusted to reflect the purchase of 123 franchised store locations whose results are included in the franchisee data for the six months ended June 30, 2017 period.
2018 Outlook
The Company is reaffirming the 2018 guidance it provided in its February 15, 2018 press release and its subsequent update on April 26, 2018.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on Thursday, July 26, 2018, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through more than 20,000 retail locations in 46 states. In addition, the Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its 1,709 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “guidance,” “outlook,” “expect,” “will,” “expectations,” and “trends” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings and investigations, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives (including the risk that the costs associated with these initiatives exceeds expectations), risks related to our recent franchisee acquisitions, including the risk that the financial performance from those acquisitions does not meet expectations, the business performance of our franchisees and our relationships with our franchisees; risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, increases in lease merchandise write-offs and bad debt expense associated with Progressive Leasing’s growth in doors and customers and changes in product mix, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Statements in this release that are “forward-looking” include without limitation statements regarding: our expectations regarding our initiatives to drive innovation and improve our customers’ experiences at both the Aaron’s Business and Progressive Leasing; the results of our strategic investments, including our acquisition of franchisees; our financial objectives; our expectations regarding revenue and earnings growth due to our investments in the Aaron’s Business and Progressive Leasing; whether those investments will strengthen our long-term competitive position; our ability to invest in our operations and in opportunities to promote growth; returning capital to our shareholders; the performance of the Progressive lease portfolio and expectations regarding innovation initiatives at Progressive, including further enhancements to its decisioning process; the outcome of the transformation initiatives for the Aaron’s Business; the Company’s capital strategy; the Company’s projected results and the 2018 Guidance for the Company on a consolidated basis, and for Progressive Leasing, the Aaron’s Business and DAMI, individually. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Lease Revenues and Fees	$845,938	$718,089	$1,716,005	$1,461,711
Retail Sales	6,592	6,106	15,108	14,884
Non-Retail Sales	53,661	69,602	106,891	138,929
Franchise Royalties and Fees	12,125	12,824	24,987	27,025
Interest and Fees on Loans Receivable	9,208	8,532	18,750	16,733
Other	335	491	927	916
Total	$927,859	$815,644	$1,882,668	$1,660,198

Costs and Expenses:
Depreciation of Lease Merchandise	415,414	345,398	855,422	707,396
Retail Cost of Sales	4,156	3,940	9,818	9,331
Non-Retail Cost of Sales	47,068	61,818	95,088	123,903
Operating Expenses	388,337	330,548	778,569	659,373
Restructuring (Reversals) Expenses, Net	(882)	13,445	24	13,772
Other Operating Income, Net	(165)	(511)	(248)	(1,072)
Total	$853,928	$754,638	$1,738,673	$1,512,703

Operating Profit	73,931	61,006	143,995	147,495
Interest Income	154	378	356	1,352
Interest Expense	(3,807)	(5,552)	(8,133)	(11,367)
Impairment of Investment	(20,098)	—	(20,098)	—
Other Non-Operating (Expense) Income, Net	(200)	1,163	612	2,138
Earnings Before Income Tax Expense	$49,980	$56,995	$116,732	$139,618

Income Tax Expense	11,479	20,660	25,985	49,983
Net Earnings	$38,501	$36,335	$90,747	$89,635

Earnings Per Share	$0.55	$0.51	$1.30	$1.26
Earnings Per Share Assuming Dilution	$0.54	$0.51	$1.27	$1.24

Weighted Average Shares Outstanding	69,645	70,686	69,875	71,001
Weighted Average Shares Outstanding Assuming Dilution	70,837	71,697	71,428	72,040

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	June 30, 2018	December 31, 2017

Cash and Cash Equivalents	$94,323	$51,037
Investments	—	20,385
Accounts Receivable, Net	84,309	99,887
Lease Merchandise, Net	1,137,428	1,152,135
Loans Receivable, Net	79,688	86,112
Property, Plant and Equipment, Net	206,984	207,687
Other Assets, Net	1,016,218	1,075,021

Total Assets	$2,618,950	$2,692,264

Debt	272,941	368,798

Total Liabilities	874,137	964,260
Shareholders’ Equity	1,744,813	1,728,004

Total Liabilities and Shareholders' Equity	$2,618,950	$2,692,264

Selected Cash Flow Data
(In thousands)

	(Unaudited) Six Months Ended
	June 30,
	2018	2017

Cash Provided by Operating Activities	$266,780	$115,608
Cash Used in Investing Activities	(43,500)	(25,644)
Cash Used in Financing Activities	(179,919)	(138,247)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	(75)	57
Increase (Decrease) in Cash and Cash Equivalents	43,286	(48,226)
Cash and Cash Equivalents at Beginning of Period	51,037	308,561
Cash and Cash Equivalents at End of Period	$94,323	$260,335

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$483,666	$362,272	$—	$845,938
Retail Sales	—	6,592	—	6,592
Non-Retail Sales	—	53,661	—	53,661
Franchise Royalties and Fees	—	12,125	—	12,125
Interest and Fees on Loans Receivable	—	—	9,208	9,208
Other	—	335	—	335
	$483,666	$434,985	$9,208	$927,859

	(Unaudited)
	Three Months Ended
	June 30, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$373,499	$344,590	$—	$718,089
Retail Sales	—	6,106	—	6,106
Non-Retail Sales	—	69,602	—	69,602
Franchise Royalties and Fees	—	12,824	—	12,824
Interest and Fees on Loans Receivable	—	—	8,532	8,532
Other	—	491	—	491
	$373,499	$433,613	$8,532	$815,644

Aaron’s, Inc. and Subsidiaries
Six Months Revenues by Segment
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$970,183	$745,822	$—	$1,716,005
Retail Sales	—	15,108	—	15,108
Non-Retail Sales	—	106,891	—	106,891
Franchise Royalties and Fees	—	24,987	—	24,987
Interest and Fees on Loans Receivable	—	—	18,750	18,750
Other	—	927	—	927
	$970,183	$893,735	$18,750	$1,882,668

	(Unaudited)
	Six Months Ended
	June 30, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Lease Revenues and Fees	$739,614	$722,097	$—	$1,461,711
Retail Sales	—	14,884	—	14,884
Non-Retail Sales	—	138,929	—	138,929
Franchise Royalties and Fees	—	27,025	—	27,025
Interest and Fees on Loans Receivable	—	—	16,733	16,733
Other	—	916	—	916
	$739,614	$903,851	$16,733	$1,660,198

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2018 each exclude $5.4 million in Progressive Leasing-related intangible amortization expense, $1.2 million in amortization expense resulting from one of the 2017 franchisee acquisitions, $0.9 million in net restructuring charge reversals, and $21.6 million of charges related to the full impairment of the Company's PerfectHome Investment and the related expenses incurred. For the first six months of 2018 Non-GAAP net earnings and non-GAAP diluted earnings per share excludes $10.8 million in Progressive Leasing-related intangible amortization expense, $2.4 million in amortization expense resulting from one of the 2017 franchisee acquisitions, $24.0 thousand in restructuring charges, $0.2 million in tax effects related to a Tax Act adjustment, and $21.6 million of charges related to the full impairment of the Company's Perfect Home Investment and the related expenses incurred. Non-GAAP net earnings and non-GAAP diluted earnings per share for the second quarter of 2017 exclude $5.6 million in Progressive Leasing-related intangible amortization expense and $13.4 million in restructuring charges. For the first six months of 2017 Non-GAAP net earnings and non-GAAP diluted earnings per share exclude $12.2 million in Progressive Leasing-related intangible amortization expense and $13.8 million in restructuring charges.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Earnings	$38,501	$36,335	$90,747	$89,635
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,176	3,564	8,429	7,818
Add Franchisee-Related Intangible Amortization Expense(3)	914	—	1,868	—
Add Restructuring (Reversal) Expense, net (4)(5)	(679)	8,571	19	8,842
Impairment of Investment and Related Expenses(6)	16,658		16,811
Add Tax Act Adjustment	—	—	193	—
Non-GAAP Net Earnings	$59,570	$48,470	$118,067	$106,295

Earnings Per Share Assuming Dilution	$0.54	$0.51	$1.27	$1.24
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.05	0.12	0.11
Add Franchisee-Related Intangible Amortization Expense(3)	0.01	—	0.03	—
Add Restructuring (Reversal) Expense, net(4)(5)	(0.01)	0.12	—	0.13
Impairment of Investment and Related Expenses(6)	0.24	—	0.24
Add Tax Act Adjustment	—	—	—	—
Non-GAAP Earnings Per Share Assuming Dilution(7)	$0.84	$0.68	$1.65	$1.48

Weighted Average Shares Outstanding Assuming Dilution	70,837	71,697	71,428	72,040

(1)	Net of taxes of $1,245 and $2,413 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $2,026 and $4,359 for the three and six months ended June 30, 2017 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $272 and $535 for the three and six months ended June 30, 2018 calculated using effective tax rate for the respective periods.

(4)	Net of taxes of $(203) and $5 for the three and six months ended June 30, 2018 calculated using effective tax rate for the respective periods.

(5)	Net of taxes of $4,874 and $4,930 for the three and six months ended June 30, 2017 calculated using the effective tax rate for the respective periods.

(6)	Net of taxes of $4,967 and $4,814 for the three and six months ended June 30, 2018 calculated using the effective tax rate for the respective periods.

(7)	In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Loss Before Income Taxes	$(2,292)	$(2,695)	$(3,598)	$(4,460)
Adjustment to Increase Allowance for Loan Losses During Period	887	1,798	132	2,389
Pre-tax, Pre-provision Loss	$(1,405)	$(897)	$(3,466)	$(2,071)

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	June 30, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$38,501
Income Taxes[1]				11,479
Earnings (Loss) Before Income Taxes	44,575	7,697	(2,292)	49,980
Interest Expense	4,249	(1,210)	768	3,807
Depreciation	1,531	13,069	257	14,857
Amortization	5,421	2,053	145	7,619
EBITDA	$55,776	$21,609	$(1,122)	$76,263
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Restructuring Reversals, Net	—	(872)	(10)	(882)
Adjusted EBITDA	$55,776	$42,362	$(1,132)	$97,006

	(Unaudited)
	Three Months Ended
	June 30, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$36,335
Income Taxes[1]				20,660
Earnings (Loss) Before Income Taxes	38,240	21,450	(2,695)	56,995
Interest Expense	4,698	(287)	1,141	5,552
Depreciation	1,542	11,676	157	13,375
Amortization	5,590	552	145	6,287
EBITDA	$50,070	$33,391	$(1,252)	$82,209
Restructuring Expenses	—	13,297	148	13,445
Adjusted EBITDA	$50,070	$46,688	$(1,104)	$95,654
(1)Taxes are calculated on a consolidated basis and are not identifiable by company segments.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Six Months Segment EBITDA
(In thousands)

	(Unaudited)
	Six Months Ended
	June 30, 2018
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$90,747
Income Taxes[1]				25,985
Earnings (Loss) Before Income Taxes	79,554	40,776	(3,598)	116,732
Interest Expense	8,624	(2,033)	1,542	8,133
Depreciation	2,999	26,155	499	29,653
Amortization	10,842	3,806	290	14,938
EBITDA	$102,019	$68,704	$(1,267)	$169,456
Impairment of Investment and Related Expenses	—	21,625	—	21,625
Restructuring Expenses (Reversals), Net	—	34	(10)	24
Adjusted EBITDA	$102,019	$90,363	$(1,277)	$191,105

	(Unaudited)
	Six Months Ended
	June 30, 2017
	Progressive Leasing	The Aaron’s Business	DAMI	Consolidated Total
Net Earnings				$89,635
Income Taxes[1]				49,983
Earnings (Loss) Before Income Taxes	73,998	70,080	(4,460)	139,618
Interest Expense	9,461	(357)	2,263	11,367
Depreciation	2,935	23,553	300	26,788
Amortization	12,177	1,047	290	13,514
EBITDA	$98,571	$94,323	$(1,607)	$191,287
Restructuring Expenses	—	13,534	238	13,772
Adjusted EBITDA	$98,571	$107,857	$(1,369)	$205,059
(1)     Taxes are calculated on a consolidated basis and are not identifiable by company segments.